Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc. Plans to Appeal Verdict in Action by Former Employee

ATLANTA, June 9, 2011 — Aaron’s, Inc. (NYSE: AAN) announced today that the Company plans to appeal a verdict involving a former Aaron’s manager who allegedly sexually harassed a co-worker. The Company stated that the award does not accurately reflect the evidence presented in the case.

The verdict, which consisted of approximately $90 million in damages awarded to the plaintiff, was rendered in the U.S. District Court for the Southern District of Illinois.  Of the total damages awarded, $50 million exceeds the maximum award permitted by law.

“Aaron’s is extremely disappointed with the jury’s verdict and believes that the award does not accurately reflect the evidence that was presented in this case,” said Chad Strickland, Vice President of Associate Resources for Aaron’s, Inc.  “We feel strongly that this verdict is the result of a decision made by a classic runaway jury, and because of that we are confident that the damages will be greatly reduced. We intend to appeal the verdict and seek a fairer and more equitable outcome.”

Mr. Strickland said the alleged acts the jury determined were engaged in by the former Aaron’s manager “are not only completely inconsistent with everything our Company believes in and stands for, but are also far outside the scope of his employment and were never condoned by the Company.”

Throughout the Company, Aaron’s insists on the proper treatment of employees, regardless of their employment position, location or work status. All management employees are fully trained in appropriate workplace practices. Additionally, all employees are trained in how to report their concerns about workplace practices.  Aaron’s does not tolerate an inappropriate or disrespectful work environment.

“Aaron’s is committed to establishing and building a strong, professional and respectful employee culture, in every community we serve and in every store we operate,” said Robin Loudermilk, President and CEO.

Statements in this news release that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  Statements in this release that are forward-looking include Aaron’s expectations regarding the results of the appeals process.  Due to inherent uncertainty in litigation and other risks and uncertainties, including any set forth in Aaron’s filings with the Securities & Exchange Commission from time to time, actual results could differ materially from Aaron’s expectations expressed in its forward-looking statements.

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